EXHIBIT 1(g)

                            CERTIFICATE OF CORRECTION

                        ST. CLAIR FIXED INCOME FUND, INC.


      ST. CLAIR FIXED INCOME FUND, INC., a Maryland corporation (formerly named St. Clair Money Market Fund, Inc.) (the "Corporation'), DOES HEREBY CERTIFY, pursuant to Section 1-207 of the Maryland General Corporation Law, as follows:

      l.    The  title  of  the  document   being   corrected  (the  "Articles
Supplementary") is:

            Articles Supplementary to Articles of Incorporation of St. Clair Money Market Fund, Inc., dated December 19, l986.

      2. The name of the party to the Articles Supplementary is St. Clair Money Market Fund, Inc.

      3. The Articles Supplementary was filed with the Maryland State Department of Assessments and Taxation (the "SDAT") on December 30, 1986. The Articles Supplementary was the subject of a Certificate of Correction, dated November 13, 1987 and filed with the SDAT on November 19, 1987 (the "1987 Certificate of Correction"). The Articles Supplementary requires further correction as permitted under the provisions of Section 1-207 of the Maryland General Corporation Law to bring it into conformity with the resolutions of the Board of Directors of the Corporation duly adopted on September 11, 1986 and to correct an error in the execution paragraph thereof. The Board of Directors, by resolutions duly adopted on September 11, 1992, ratified and affirmed the September 11, 1986 resolutions and authorized and approved the filing of this Certificate of Correction. The required corrections do not affect the relative rights of the stockholders of the various classes of common stock of the Corporation, and this Certificate of Correction has therefore not been submitted to a vote of the stockholders for their approval.

      4.    Article FIRST of the Articles  Supplementary  as previously  filed
and  as  corrected  by  the  1987   Certificate  of  Correction   provides  as
follows:

            FIRST: Pursuant to Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation, by resolutions unanimously adopted by such Board on September 11, 1986, has classified One Billion (1,000,000,000) of the Two Billion (2,000,000,000) authorized and previously unclassified shares of capital stock of the Corporation (par value One Mill ($.001) per share) into two classes, designated as Class A Common Stock and Class B Common Stock, each such class of Common Stock having allocated to it Five Hundred Million (500,000,000) shares of capital stock of the Corporation.

            Each share of Class A Common Stock and Class B Common Stock shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set forth in the Articles of Incorporation of the Corporation with respect to its shares of capital stock.



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      Articles FIRST of the Articles Supplementary as filed on December 30, 1986 and amended by the 1987 Certificate of Correction is hereby corrected and restated in its entirety to read as follows:

            FIRST, Pursuant to Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation, by resolution unanimously adopted by such Board on September 11, 1986, has (a) declassified Five Hundred Million (500,000,000) unissued shares of Class A Common Stock of the Corporation (par value One Mill ($.001) per share), and (b) declassified Five Hundred Million (500,000,000) unissued shares of Class B Common Stock of the Corporation (par value One Mill ($.001) per share). Such declassified shares were part of the One Billion (1,000,000,000) authorized shares of capital stock of the Corporation (par value One Mill ($.001) per share) classified as Class A Common Stock and the One Billion (l,000,000,000) authorized shares of capital stock of the Corporation (par value One Mill ($.001) per share) classified as Class B Common Stock, respectively, by resolution of the Board of Directors on August 22, 1984 and by the Articles Supplementary to the Charter of St. Clair Money Market Fund, Inc., filed with the Maryland State Department of Assessments and Taxation on November 15, 1984.

            Each share of Class A Common Stock and Class B Common Stock declassified hereby shall become authorized, unissued and unclassified shares of capital stock of the Corporation.

      5.    The  execution  paragraph  of  the  Articles   Supplementary  also
contained a typographical error. The execution paragraph as previously filed reads as follow:

            IN WITNESS WHEREOF, ST CLAIR CORPORATE DIVIDEND FUND, INC., has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary on this l9th day of December 1986.

      The execution paragraph of the Articles Supplementary as previously filed is hereby corrected and restated in its entirety to read as follows:

            IN WITNESS WHEREOF, ST. CLAIR MONEY MARKET FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary on this l9th day of December 1986.

      IN WITNESS WHEREOF, ST. CLAIR FIXED INCOME FUND, INC. has caused this Certificate of Correction to be signed in its corporate name and on its behalf by its President and attested by its Secretary on this 11th day of September, 1992.

                                    ST. CLAIR FIXED INCOME FUND, INC.
                                    (Formerly St. Clair Money Market Fund,
                                      Inc.)

                                    By:   /s/ Francis J. Bruzda
                                          Francis J. Bruzda
                                          President
ATTEST:

/s/ James W. Jennings
James W. Jennings
Secretary


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                                   CERTIFICATE


      THE UNDERSIGNED, President of ST. CLAIR FIXED INCOME FUND, INC., who executed on behalf of said corporation the foregoing Certificate of Correction, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Certificate of Correction to be the corporate act of said corporation, and certifies that to the best of his knowledge, information and belief the matters and facts set forth in therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.

                                    /s/ Francis J. Bruzda
                                    Francis J. Bruzda

Dated:  September 11, 1992